Exhibit 99.1

T A S K E R P R O D U C T S PRESS RELEASE	Investor Contact: Joseph M. Zappulla Wall Street Consultants Corp. 212-681-4100 jzappulla@wallstreetir.com

Tasker’s Technology Approved for Use in
Food Processing in New Zealand and Australia

DANBURY, CT - November 10, 2005 - Tasker Capital Corp. (OTC Bulletin Board: TKER), a distributor and marketer of a proprietary technology that is highly effective in inhibiting pathogenic bacteria, today announced that it has received approval from the New Zealand Food Safety Authority (“FSA”) for the use of its technology in aqueous solutions as an antibacterial processing aid in the production of meat, poultry and seafood in New Zealand and Australia. The FSA’s notification made reference to the fact that the United States Food and Drug Administration (“FDA”) has confirmed that the ingredients may be used as processing aids. New Zealand’s FSA stated that, in their view, the (pHarlo) solutions are made of ingredients permitted as processing aids under the Australia New Zealand Food Standards Code (FSC Std) 1.3.3 at levels according to Good Manufacturing Practice.

“Tasker’s pHarlo technology has been demonstrated in extensive testing to reduce bacterial counts, and improve the shelf life of raw foods,” commented Bob Appleby, president of Tasker Products. “This approval enables us to enter the food processing markets in New Zealand and Australia including poultry, meat and seafood processing.”

Livestock, poultry and seafood are big business in New Zealand and Australia. Recent data indicates that New Zealand and Australia, combined, have about 37 million cattle, and 200 million sheep. They process approximately 9.9 million beef cattle, 37.4 million sheep, and approximately 845 million pounds of poultry, and produce 249 million eggs, annually. In addition, Australia processes16.9 million lamb and 7.5 million pigs, annually. Processing sanitation is closely monitored by both governments.

About Tasker Products

Tasker Products is a manufacturer, distributor and marketer of products using a unique, licensed patented process that utilizes a highly charged, acidified, yet stable and safe solution that enables copper sulfate, widely known for its bacteriostatic properties to remain active throughout a wide range of pH values. The company is continuing its clinical research and development of future products in the oral care, food processing, skin care and pet products industries. Tasker Capital Corp. is headquartered in Danbury, Connecticut. To be added to the news distribution list or to present any questions, send an email to tasker@wallstreetir.com. Additional information about Tasker is also available at www.taskerproducts.com.

This release contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. These statements involve estimates, assumptions, known and unknown risks, uncertainties and performances, or achievements expressed or implied by the forward-looking statement. Actual future results and trends may differ materially from those made in or suggested by any forward-looking statements due to a variety of factors, including, for example, our ability to compete with other products in our space; the risk of unfavorable federal regulation; and the fact that our status as a development stage company makes our future unclear. Consequently you should not place undue reliance on these forward-looking statements. . We discuss many of these and other risks and uncertainties in greater detail in the filings we make with the Securities and Exchange Commission, including under the section entitled, "Risk Factors” in the Company's Current Report on Form 10-KSB.